As filed with The Securities and Exchange Commission on October 21,
1997
	The Registrant
requests that this
Registration
Statement become
effective
immediately upon
filing pursuant to
Securities Act
Rule 462.
	Registration No.:
333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE NETWORK CONNECTION, INC.
(Exact name of registrant as specified in its charter)
Georgia

58-1712432
(State or other jurisdiction
of incorporation)

(I.R.S. Employer Identification
No.)
1324 Union Hill Road
Alpharetta, Georgia 30004
(770) 751-0889
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
THE NETWORK CONNECTION, INC.
1994 EMPLOYEE STOCK OPTION PLAN
(Full titles of the plans)
___________
BRYAN CARR
1324 Union Hill Road
Alpharetta, Georgia 30004
(770) 751-0889
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service should be sent to:
PETER W. ROTHBERG, ESQ.
Greenberg Traurig Hoffman Lipoff Rosen & Quentel
153 East 53rd Street
New York, New York 10022

Approximate date of commencement of proposed sale to the public: On or after the effective date of this Registration
Statement.

 [FACING PAGE - CONTINUED]


CALCULATION OF REGISTRATION FEE


Title of 		Amount to be		Proposed	Proposed	Amount of
securities to be 	registered (1)		maximum		maximum		registration
registered					offering	offering	fee
						price per	price (2)
						share (2)

Common Stock
$.001 par value
per share		36,207 shares		$2.595		$93,957.17      $28.47

Common Stock
$.001 par value
per share		79,423 shares		$2.854		$226,673.24     $68.69

Common Stock
$.001 par value
per share		25,000 shares		$4.170		$95,910		$29.06

Common Stock
$.001 par value
per share		17,250 shares		$5.630		$97,117.50      $29.43

Common Stock
$.001 par value
per share		45,000 shares		$7.125		$320,625	$97.16

Common Stock
$.001 par value
per share		81,250 shares		$6,480		$526,500	$159.55

Common Stock
$.001 par value
per share		168,000 shares		$8.750		$1,470,000	$445.45

Common Stock
$.001 par value
per share		6,000 shares		$11.620		$69,720		$21.13

Common Stock
$.001 par value
per share		25,000 shares		$10.380		$259,500	$78.64

Common Stock
$.001 par value
per share		25,000 shares		$10.000		$250,000	$75.76

Common Stock
$.001 par value
per share		20,000 shares		$9.750		$195,000	$59.09

Common Stock
$.001 par value
per share		88,500 shares		$9.375		$829,687.50     $251.42

Common Stock
$.001 par value
per share		50,000 shares		$10.375		$518,750	$157.20

Common Stock
$.001 par value
per share		30,000 shares		$6.500		$195,000	$59.09

Common Stock
$.001 par value
per share		505,370 shares		$7.8125		$3,948,203.10   $1,196.43

Total Registration Fee (3)						       $2,756.57

(1)	An additional indeterminable number of shares are also being registered to cover any adjustments required by anti-dilution provisions in the number of shares issuable upon the exercise of options granted under the Company's 1994 Employee Stock Option Plan.
 (2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the exercise prices of the respective 1994 employee stock options, which such shares underlie, and the average between the high and low prices for shares on the Nasdaq
SmallCap Market on October 17, 1997 with respect to 505,370 shares underlying options not yet granted under the Company's 1994 Employee
Stock Option Plan.
 (3)	The 200,880 shares of Common Stock issuable upon exercise of options at
$2.595, $2.854, $4.170, $5.630 and $7.125 per share were previously registered pursuant to registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 21, 1996, Registration No. 333-2616, and of the $2,756.57 filing fee identified above, $282.55 was previously paid in connection with such Registration Statement.

ADDITIONAL PLAN INFORMATION
1994 Employee Stock Option Plan
On August 16, 1995, the Board of Directors of The Network Connection, Inc. (the "Company") approved an amendment (the "First Amendment") to the Company's 1994 Employee Stock Option Plan (the
"Plan") which increased the number of shares underlying the Plan from 200,000 to 500,000 shares of common stock, $.001 par value per share (the
"Common Stock") and on May 12, 1997, the Company's
Board of Directors approved an amendment to the Plan
(the "Second Amendment") which increased the number of shares underlying the Plan from 700,000 to 1,200,000 shares of Common Stock. At the Company's
Annual Meeting of Stockholders held on June 7 , 1996 the Company's stockholders approved the First
Amendment, and at the Company's Annual Meeting of Stockholders held on June 12, 1997, the Company's stockholders approved the Second Amendment. The
Company's Stock Option Committee has granted options under the Plan for purchase of an aggregate of 937,129 shares of Common Stock, of which options for 242,500 shares of Common Stock have been forfeited, leaving 505,371 options available for grant.
The contents of the Company's Registration
Statement on Form S-8, filed with the Securities and Exchange Commission on March 21, 1996 (Registration
No. 333-2616) are hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3	Incorporation of Documents by Reference
		The following documents filed by the
Company with the Securities and Exchange Commission
(the "Commission") are incorporated herein by
reference:
  (i)  The Company's Registration
Statement on Form S-8 (Registration No. 333-2616),
as filed with and declared effective by the
Commission on March 21, 1996;
 (ii)  The Company's Annual Report on Form
10-KSB for the fiscal year ended December 31, 1996;
(iii)  The Company's Proxy Statements for
its Annual Meetings of Stockholders held June 7,
1996 and June 12, 1997; and
 (iv)  The Company's Current Reports on
Form 8-K dated March 14, 1996, June 21, 1996,
February 21, 1997 and May 8,1997.
In addition to the foregoing, all
documents subsequently filed by the Company pursuant
to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, prior to the filing
of a post-effective amendment indicating that all
securities offered hereunder have been sold or which
deregisters all securities remaining unsold, shall
be deemed to be incorporated by reference in this
Registration Statement and to be part hereof from
the date of filing of such documents.  Any statement
contained in a document incorporated by reference in
this Registration Statement shall be deemed to be
modified or superseded for purposes of this
Registration Statement to the extent that a
statement contained herein or in any subsequently
filed document that is also incorporated by
reference herein modifies or supersedes such
statement.  Any statement so modified or superseded
shall not be deemed, except as so modified or
superseded, to constitute a part of this
Registration Statement.
Item 8. 	Exhibits
	5	-- 	Opinion of Greenberg Traurig Hoffman
Lipoff Rosen & Quentel
     24.1	--  	Consent of Coopers & Lybrand L.L.P.
     24.2	--  	Consent of Greenberg Traurig Hoffman
Lipoff Rosen & Quentel (included in
Exhibit 5)

SIGNATURES
		Pursuant to the requirements of the
Securities Act of 1933, the Registrant certifies
that it has reasonable grounds to believe that it
meets all of the requirements for filing on Form S-8
and has duly caused this Registration Statement to
be signed on its behalf by the undersigned,
thereunto duly authorized on the 21th day of October,
1997.
	THE NETWORK
CONNECTION, INC.
	By:/s/ Wilbur L. Riner

	Wilbur L. Riner,
Chairman
		Pursuant to the requirements of the
Securities Act of 1933, this Registration Statement
has been signed below by the following persons in
the capacities and on the dates indicated.
Signature
Title
Date
/s/ Wilbur L. Riner
Wilbur L. Riner
Chairman, Chief
Executive Officer
and Director
October 21, 1997
/s/ James E. Riner
James E. Riner
Vice President,
Secretary and
Director
October 21, 1997
/s/ Marc Doyle
Marc Doyle

Director
October 21, 1997
/s/ Art Bauer
Art Bauer

Director
October 21, 1997
/s/ Bryan Carr
Bryan Carr
Director, Chief
Operating Officer
and Chief Financial
Officer
October 21, 1997


Exhibit 5

	October 21, 1997

The Network Connection, Inc.
1324 Union Hill Road
Alpharetta, Georgia 30004
Re:	Registration Statement on Form S-8 for 1994 Employee Stock
Option Plan
Gentlemen:
We refer to the public offering of up to one
million two hundred thousand (1,200,000) shares of
common stock, $.001 par value per share (the "Common
Stock"), of The Network Connection, Inc., a Georgia
corporation (the "Company"), to be issued under the
Company's 1994 Employee Stock Option Plan pursuant
to the Registration Statement on Form S-8 filed with
the Securities and Exchange Commission under the
Securities Act of 1933, as amended, on October 9,
l997 (the "Registration Statement"), as subsequently
amended from time to time.
In furnishing our opinion, we have examined
copies of said Registration Statement.  We have
conferred with officers of the Company and have
examined the originals or certified, conformed or
photostatic copies of such records of the Company,
certificates of officers of the Company,
certificates of public officials and such other
documents as we have deemed relevant and necessary
as the basis for the opinion set forth herein.  In
all such examinations, we have assumed the
genuineness of all signatures, the authenticity of
all documents submitted and reviewed by us as
originals or duplicate originals and the conformity
to original documents of all documents submitted to
us as certified, photostatic or conformed copies,
the correctness and completeness of such
certificates, the due authorization, execution and
delivery of all documents by persons, where due
authorization, execution and delivery are
prerequisites to the effectiveness thereof, and the
absence of any impairment, legal or otherwise,
affecting the performance by all parties to such
documents (other than the Company), which
assumptions we have not independently verified.
Based upon and subject to the foregoing and
such other matters of fact and questions of law as
we have deemed relevant in the circumstances, and in
reliance thereon, it is our opinion that, when and
if:
(a)	The Registration Statement shall have
become effective, as the same may hereafter be
amended; and
(b)	The Shares to be sold shall have been sold
as contemplated in the Registration Statement;
then upon the happening of each of the events set
forth in paragraphs (a) and (b), inclusive, above:
The Shares being sold, upon execution and
delivery of proper certificates therefor, will
be duly authorized, validly issued and
outstanding, fully paid and non-assessable
shares of Common Stock of the Company.
The undersigned hereby consent to the use of
their name in the Registration Statement and in the
Prospectus forming a part of the Registration
Statement, and to the reference to this opinion
contained therein under the caption of the
Prospectus entitled "Legal Opinions ."
This opinion is limited to the matters set
forth herein, and may not be relied upon in any
manner by any other person or used for any other
purpose other than in connection with the corporate
authority for the issuance of Common Stock.
	Very truly yours,
/s/Greenberg Traurig
Hoffman  Lipoff Rosen &
Quentel
GREENBERG
TRAURIG HOFFMAN
LIPOFF ROSEN &
QUENTEL

Exhibit 24.1

CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference, in this registration statement on Form S-8, of our report dated February 26, 1997, on our audits of the financial statements of The Network Connection, Inc.
which report is included in the Company's Annual
Report on Form 10-KSB.



Atlanta,Georgia
COOPERS & LYBRAND, L.L.P.
September 29, 1997